Exhibit 99.1

MediciNova Reports Third Quarter 2011 Results

MediciNova Management to Host a Conference Call to Discuss Third Quarter 2011 Results

Today, November 15, at 4:30pm (EST)

SAN DIEGO, Calif. – November 15, 2011 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the NASDAQ Global Market (NASDAQ: MNOV) and the Jasdaq Market of the Osaka Securities Exchange (Code Number: 4875), yesterday reported financial results for the third quarter ended September 30, 2011 through the filing of its quarterly report on Form 10-Q.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which was filed November 14, 2011 and is available through investors.medicinova.com.

Financial Results

For the quarter ended September 30, 2011, MediciNova reported a net loss of $3.9 million, or $0.25 per share, compared to a net loss of $5.7 million, or $0.46 per share, for the same period last year. There were no revenues for the quarter ended September 30, 2011 or September 30, 2010. Research and development expenses were $1.7 million for the quarter ended September 30, 2011, compared to $2.2 million for the quarter ended September 30, 2010. This decrease in research and development expenses was primarily due to a decrease in spending on our prioritized asset MN-221 for the treatment of acute exacerbations of asthma and COPD due primarily to the completion of the oral absorption clinical trial and related drug manufacturing in 2010 and a reduction in personnel costs resulting from a reduction in headcount earlier in 2011, offset in part by an increase in spending related to drug product for the ibudilast development program. General and administrative expenses were $2.2 million for the quarter ended September 30, 2011, compared to $2.0 million for the quarter ended September 30, 2010. The increase in general and administrative expenses was due primarily to compensation related expenses and an increase in professional fees due to the establishment of the Chinese JV.

At September 30, 2011, we had $8.7 million in cash and cash equivalents, as compared to $31.2 million of cash and cash equivalents at September 30, 2010. In addition, MediciNova has received $10 million in cash from Kissei Pharmaceutical Co., Ltd. during the fourth quarter of 2011 as a result of a private stock sale and a clinical development agreement for certain clinical trials related to our lead drug candidate MN-221.

Recent Highlights

•

On August 10, 2011 – we disclosed a clinical trial collaboration with Paul Rolan, M.D., FRACP. Professor Rolan is a headache and pain specialist in the Clinical Pharmacology department at the University of Adelaide, Australia, and is initiating a Phase 2 trial of ibudilast (MN-166/AV411) as a potential new pharmacotherapy for Medication Overuse Headache (MOH).

•	On September 2, 2011 – we made two management appointments: Dr. Kazuko Matsuda, M.D., Ph.D., MPH as Chief Medical Officer and Michael Gennaro, MBA as Chief Financial Officer.

•	On September 26, 2011 – MediciNova appointed Mr. Tatsuo Izumi to its Board of Directors.

•

On October 13, 2011 – we closed a private sale of stock to Kissei Pharmaceutical Co., Ltd. Kissei purchased 800,000 shares of common stock at $2.50 per share and 220,000 shares of Series B convertible preferred stock at $25.00 per share. The series B preferred shares are convertible to common shares at a conversion rate of 1:10.

•

On October 13, 2011 – we announced that Kissei would pay MediciNova $2.5 million to support further clinical development of MN-221 for the treatment of acute exacerbations of asthma or chronic obstructive pulmonary disease (COPD). MediciNova received the payment during the fourth quarter.

•

On October 27, 2011 – we announced initiation of a Phase 1b clinical trial with MN-221 in patients with stable, moderate-to-severe chronic obstructive pulmonary disease (COPD) involving multiple administrations of intravenous (i.v.) MN-221 over several days in typical patients with concomitant illnesses. The trial is scheduled to commence enrollment by the end of the year.

“The second half of 2011 has been very encouraging for the future of our company. The additional support and interest of our partner, Kissei Pharmaceutical Co., Ltd., has been significant for the further development of MN-221 and a validation of its potential as a therapy for acute asthma and COPD patients alike,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “We are optimistic about the utility of MN-221 in treating patients suffering from COPD and are encouraged by Kissei’s support allowing MediciNova to initiate a trial in patients with COPD who will be receiving repeated doses of MN-221.”

Conference Call/Webcast Information

MediciNova will host a conference call and audio webcast to present third quarter 2011 results followed by a question and answer session with members of management. Management on the call will include Dr. Yuichi Iwaki, the President and Chief Executive Officer, Michael Coffee, the Chief Business Officer, Dr. Kirk Johnson, the Chief Scientific Officer, and Michael Gennaro, the Chief Financial Officer. The call is scheduled for today, November 15, at 4:30 P.M. (EST).

To participate in this call, dial 866-825-1709 (domestic), 617-213-8060 (international), passcode: 92206827, shortly before 4:30 P.M. (EST). For a limited period following the call, a replay of the call will be available, beginning at 7:30 P.M. (EST); the replay can be accessed by calling 888-286-8010 (domestic), 617-801-6888 (international), passcode: 28435034. The audio webcast will be available on MediciNova’s investor relations website (http://investors.medicinova.com) for approximately 60 days following the call.

About MediciNova

MediciNova, Inc. is a publicly traded biopharmaceutical company founded upon acquiring and developing novel, small-molecule therapeutics for the treatment of serious diseases with a commercial focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential, and patent coverage of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis and other neurologic conditions, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus on its two prioritized product candidates, MN-221, for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations, and Ibudilast (MN-166/AV411). Each drug candidate is involved in clinical trials under U.S. and Investigator INDs. MediciNova is engaged in strategic partnering discussions to support further development of the MN-221 and Ibudilast programs. Additionally, MediciNova will seek to monetize opportunistically its other pipeline candidates. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the quotation of Dr. Iwaki and statements regarding our portfolio of clinical and preclinical product candidates. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “will,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials, product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, risks regarding intellectual property rights in product candidates and the ability to defend and enforce such intellectual property rights, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the regulatory authorities, MediciNova’s collaborations with third parties, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

CONTACT: MediciNova, Inc.

Mark Johnson, Investor Relations

(858) 373-1300

info@medicinova.com

MEDICINOVA, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,735,748	$28,252,204
Restricted cash	0	28,688,892
Restricted investment	0	623,751
Restricted letter of credit	0	47
Prepaid expenses and other current assets	822,204	779,103

Total current assets	9,557,952	58,343,997
Goodwill	9,600,241	9,600,241
In-process research and development	4,800,000	4,800,000
Investment in China JV	650,000	0
Property and equipment, net	31,994	65,209
Other assets	0	124,722

Total assets	$24,640,187	$72,934,169

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,076,803	$1,099,625
Management transition plan liability	0	623,751
Debt	0	4,951,610
Convertible notes	0	28,626,296
Escrow holdback	0	47
Accrued expenses	1,889,770	1,133,273
Income taxes payable	0	6,847
Accrued compensation and related expenses	464,973	348,755

Total current liabilities	3,431,546	36,790,204
Deferred tax liability	1,956,000	1,956,000
Long-term debt, less current portion	0	9,483,605

Total liabilities	5,387,546	48,229,809
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 500,000 authorized (250,000 Series A designated; 220,000 Convertible Series B designated and 30,000 undesignated) at September 30, 2011 and 500,000 authorized (250,000 Series A designated and 250,000 undesignated) at December 31, 2010; no shares outstanding at September 30, 2011 and December 31, 2010	0	0
Common stock, $0.001 par value; 30,000,000 shares authorized at September 30, 2011 and December 31, 2010; 15,327,615 and 12,482,867 shares issued at September 30, 2011 and December 31, 2010, respectively, and 15,288,015 and 12,439,132 shares outstanding at September 30, 2011 and December 31, 2010, respectively	15,327	12,484
Additional paid-in capital	302,251,946	293,483,920
Accumulated other comprehensive loss	(55,700)	(55,702)
Treasury stock, at cost; 39,600 shares at September 30, 2011 and 43,735 shares at December 31, 2010	(1,189,705)	(1,197,935)
Deficit accumulated during the development stage	(281,769,227)	(267,538,407)

Total stockholders’ equity	19,252,641	24,704,360

Total liabilities and stockholders’ equity	$24,640,187	$72,934,169

MEDICINOVA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,		Period from September 26, 2000 (inception) to September 30, 2011
	2011	2010	2011	2010
Revenues	$0	$0	$0	$0	$1,558,227
Operating expenses:
Cost of revenues	0	0	0	0	1,258,421
Research and development	1,679,896	2,177,204	6,343,854	7,431,178	160,600,698
General and administrative	2,227,492	1,971,083	6,262,214	6,105,319	103,461,023

Total operating expenses	3,907,388	4,148,287	12,606,068	13,536,497	265,320,142

Operating loss	(3,907,388)	(4,148,287)	(12,606,068)	(13,536,497)	(263,761,915)
Debt related credit/(charge)	1,038	0	(492,707)	0	(492,707)
Impairment charge on investment securities	0	(869,767)	0	(813,225)	(1,735,212)
Foreign exchange gain/(loss)	9,229	3,024	9,401	1,295	(88,425)
Other expense	0	(52,939)	(84,041)	(127,570)	(264,548)
Interest expense	0	(659,282)	(1,102,387)	(1,109,725)	(3,113,111)
Other income	8,461	33,213	50,064	395,623	19,108,140
Income taxes	(5,083)	(6,581)	(5,083)	(5,830)	(58,327)

Net loss	(3,893,743)	(5,700,619)	(14,230,821)	(15,195,929)	(250,406,105)
Accretion to redemption value of redeemable convertible preferred stock	0	0	0	0	(98,445)
Deemed dividend resulting from beneficial conversion feature on Series C redeemable convertible preferred stock	0	0	0	0	(31,264,677)

Net loss applicable to common stockholders	$(3,893,743)	$(5,700,619)	$(14,230,821)	$(15,195,929)	$(281,769,227)

Basic and diluted net loss per common share	$(0.25)	$(0.46)	$(0.99)	$(1.23)

Shares used to compute basic and diluted net loss per common share	15,327,275	12,453,569	14,408,284	12,387,979